UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: June 7, 2018

(Date of earliest event reported)

Verizon Communications Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-8606	23-2259884
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1095 Avenue of the Americas New York, New York		10036
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 395-1000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

[ ]	Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period or complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Board of Directors (the Board) of Verizon Communications Inc. (Verizon) announced that as of June 7, 2018:

•	The Board accepted the resignation of Lowell C. McAdam as Chief Executive Officer of Verizon, which resignation is effective as of August 1, 2018. Mr. McAdam will remain Chairman of the Board, and he will remain an officer of the company for a transition period through December 31, 2018. On December 31, 2018, Mr. McAdam will retire as an employee of Verizon and remain on the Board thereafter as Non-Executive Chairman.
•	The Board appointed Hans E. Vestberg, currently Verizon’s Executive Vice President, President of Global Networks and Chief Technology Officer, as Chief Executive Officer of Verizon, effective as of August 1, 2018.
•	The Board elected Mr. Vestberg as a Director of Verizon. Mr. Vestberg will not receive any additional compensation for serving as a Director.
•	John G. Stratton, formerly Executive Vice President and President of Global Operations of Verizon, is no longer responsible for the Global Operations organization and has become a strategic advisor reporting to Mr. McAdam. Mr. Stratton announced his plans to retire by the end of the year.

As of June 7, 2018, Verizon’s Global Operations organization and its Network and Technology organization report to Mr. Vestberg. All other functions reporting to Mr. McAdam will continue to report to him until his retirement, at which time they will report to Mr. Vestberg.

In connection with Mr. Vestberg’s appointment as Chief Executive Officer, the Human Resources Committee (the Committee) of the Board recommended, and the independent members of the Board approved, a compensation increase for Mr. Vestberg. Mr. Vestberg’s base salary will increase to $1,500,000, his target short-term incentive opportunity will increase from 150% to 250% of base salary, and his target long-term incentive opportunity will increase from 600% to 800% of base salary. These compensation changes will be effective as of August 1, 2018.

In connection with Mr. Vestberg’s appointment as Chief Executive Officer, the Committee recommended, and the independent members of the Board approved, a special one-time equity award to Mr. Vestberg with a grant date of August 1, 2018, with 100% of the award opportunity in the form of performance stock units (PSUs). The Committee and the independent members of the Board approved the special award to Mr. Vestberg to provide an additional one-time incentive to reward performance that creates long-term shareholder value. The special award was granted pursuant to the terms and conditions of the 2017 Verizon Communications Inc. Long-Term Incentive Plan.

The PSUs represent shares of Verizon stock that may become payable after the completion of a five-year performance cycle ending on July 31, 2023, provided that Mr. Vestberg remains actively employed throughout the cycle, subject to the terms of the grant agreement. The number of PSUs that vest at the end of the five-year performance cycle will be determined based on Verizon’s average annual return on equity (ROE) during the performance cycle. The PSUs will not vest unless Verizon’s average annual ROE meets the minimum threshold percentage of 18.0%. A maximum of up to two times the nominal number of PSUs granted will vest if Verizon’s average annual ROE is at least 38.0% at the conclusion of the performance cycle.

The value of each PSU is equal to the fair market value of a share of Verizon’s common stock on the date of the grant and will change as the value of Verizon’s common stock changes. All PSUs that vest at the end of the five-year performance cycle, including accrued dividend equivalents on the vested portion of the grant, will be settled in shares of Verizon common stock. To the extent any common stock is issued, the grant agreement requires that Mr. Vestberg hold such shares for two years following the vesting date. If 100% of the PSUs vest, based on Verizon’s closing stock price on August 1, 2018, the PSUs would have a value of approximately $10 million, plus accrued dividends.

On January 1, 2019, after his retirement from Verizon, Mr. McAdam will become the Non-Executive Chairman of the Board. In connection with the transition, the Committee also recommended, and the independent members of the Board approved, the compensation package for Mr. McAdam as Non-Executive Chairman of the Board. As Non-Executive Chairman, Mr. McAdam will receive the standard compensation paid to all non-employee Directors of Verizon, including an annual cash retainer of $125,000 and an annual equity award valued at $175,000 on the date of grant. In addition, Mr. McAdam will receive an annual Non-Executive Chairman retainer of $200,000 in cash.

Mr. Vestberg, 52, joined Verizon in April 2017 as Verizon’s Executive Vice President, President of Global Networks and Chief Technology Officer and has held that position since that date. Prior to joining Verizon, Mr. Vestberg served as President and Chief Executive Officer of Ericsson from 2010 to 2016. Mr. Vestberg also served as Chief Financial Officer of Ericsson from 2007 to 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Verizon Communications Inc.
(Registrant)

Date: June 8, 2018	/s/ William L. Horton, Jr.
William L. Horton, Jr.
Senior Vice President, Deputy General Counsel and Corporate Secretary